Exhibit 99
Company Press Release dated March 5, 2008
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, MI 48060
Telephone:	(810) 987-8300
Citizens First Bancorp, Inc. Announces Agreement to Purchase
Auto Club Trust, FSB
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, MARCH 5, 2008. Citizens First Bancorp, Inc., the parent holding company of Citizens First Savings Bank, a Michigan chartered savings bank, announced today that it has executed a Stock Purchase Agreement providing for the Company’s acquisition from the AAA Auto Club Group (ACG) of all of the capital stock of Auto Club Trust, FSB (“Auto Club Trust”) for net tangible book value. Auto Club Trust, which has its principal place of business in Dearborn, Michigan, is a federally chartered, limited purpose savings bank providing trust services principally to customers of the Auto Club Group. It is anticipated that the assets under management at the time of closing will be $30 to $35 million. The sale is subject to regulatory approvals and other terms and conditions contained in the Stock Purchase Agreement.
     Auto Club Trust will continue to offer trust and investment services through the trust department of Citizens First Savings Bank. Existing Auto Club Trust clients are being informed of the change of ownership and that their assets will continue to be invested according to their instructions and will not otherwise be affected by the transaction. In addition, Citizens First Savings Bank intends to bring on a senior account manager of Auto Club Trust in order to provide relationship continuity to existing clients of Auto Club Trust.
     Commenting on this announcement, Marshall J. Campbell, Chairman, President and Chief Executive Officer of Citizens First Bancorp, Inc. stated: “Auto Club has built a strong trust franchise with its members and we are proud to have the opportunity to continue Auto Club’s proud history of excellent portfolio management and customer service. This opportunity will permit Citizens First the opportunity to further expand our trust business throughout Michigan. We are confident that our affiliation will create many benefits for our shareholders, AAA’s members, and the communities we serve.”

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     Citizens First Bancorp, Inc. is a diversified financial services company that offers deposits, loan, commercial banking, investments, insurance and trust services through Citizens First Savings Bank, a Michigan chartered stock savings bank, and its other subsidiaries. Citizens First offers its services through its 24 full service banking centers in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties and two loan production offices in Macomb County and Lee County in Florida.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The forward-looking statements are made as of the date of this release, and the Company assumes no obligations to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.